UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 8, 2004 (December 6, 2004)

US Dataworks, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-15835	84-1290152

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5301 Hollister Road, Suite 250
Houston, TX	77040

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (713) 934-3855

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On December 6, 2004, US Dataworks, Inc. (the “Company”) executed an Amended Warrants Agreement amending (i) its warrant to purchase its Series A Warrants and Series B Warrants, representing in the aggregate warrants to purchase 3,610,251 shares of the Company’s common stock held by the selling stockholders identified in Registration Statement No. 333-116134, (ii) its warrants to purchase 912,501 shares of the Company’s common stock held by the selling stockholders identified in Registration Statement No. 333-114307; (iii) a warrant to purchase 143,750 shares of the Company’s common stock held by Bear Stearns Securities Corp. as custodian for John V. Winfield (IRA), and (iv) a warrant to purchase 208,542 shares of the Company’s common stock held by Russell Leventhal, Frank Montelione, and Richard Shapiro.

     The Amended Warrants Agreement reduced the exercise price of the warrants to $0.90 per share if (i) exercised in whole or in part prior to 5:00 p.m., C.S.T., Monday, December 13, 2004, and (ii)(A) the aggregate exercise amount to be paid to the Company by the holders electing to exercise their warrants pursuant to the Amended Warrants Agreement is equal to or greater than Two Million Dollars ($2,000,000), or (B) the aggregate exercise amount to be paid to the Company by the holders electing to exercise their warrants pursuant to the Amended Warrants Agreement is less than Two Million Dollars ($2,000,000) but the Company elects, in its sole discretion, to amend the warrants pursuant to the terms of the Amended Warrants Agreement.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

99.1 Letter to Warrant Holders dated December 6, 2004

99.2 US Dataworks, Inc. Amended Warrants Agreement

Signature

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date December 8, 2004	/s/ John S. Reiland

John S. Reiland
Chief Financial Officer

Index to Exhibit

99.1 Letter to Warrant Holders dated December 6, 2004

99.2 US Dataworks, Inc. Amended Warrants Agreement